Exhibit 99.4

Dear Partners and Colleagues,

I am writing to share some important news about the future of Capital Southwest Corporation. This morning we announced plans to separate into two publicly traded companies: one business will be a diversified industrial growth company and the other will remain a BDC, focusing primarily on lending to middle-market companies in the Southwest and across the country. A press release announcing the news is attached.

Since I joined Capital Southwest last year, I have been working closely with the Board of Directors to determine the best path to unlock the Company’s significant inherent value. After an extensive review of strategic alternatives, the Board determined that establishing two strong, independent companies with distinct growth strategies was the most effective way to enhance long-term shareholder value.

Upon completion of the transaction, which is expected to occur by the end of the 3rd quarter of 2015, RectorSeal, Jet-Lube, Inc. and The Whitmore Manufacturing Company will be spun-off into a standalone, publicly traded company. Capital Southwest will maintain its operations as a BDC and take full advantage of this corporate structure by deploying capital through long-term debt instruments that will generate current income for our shareholders. This lending activity should allow the Company to pay a market dividend to our shareholders.  This should improve the Company’s valuation, with the goal of our stock trading at or around Net Asset Value over time.

I will continue to serve as Chairman and CEO of Capital Southwest until the separation is complete. Once the transaction closes, I will become Chairman and CEO of the new industrial growth company, and I will continue to serve as Chairman of Capital Southwest.  I am pleased to share that the Board expects to appoint Bowen Diehl as Capital Southwest’s new CEO. Bowen joined Capital Southwest earlier this year and has considerable investment experience over roughly 20 years in the financial services, private equity and lending businesses.

This is an exciting development that will help drive meaningful growth for both companies. That said, today’s news will have no impact on our day-to-day operations. I know this is a lot of information to absorb, but I could not be more thrilled with the opportunities ahead. If you have any questions please feel free to contact me directly.

Thanks for your continued hard work and dedication to our success.

Best,

Joe

Required Legal Notices

Additional Information and Where to Find It
Capital Southwest intends to file with the SEC a proxy statement in connection with the proposed spin-off transaction. The definitive proxy statement will be sent or given to Capital Southwest shareholders and will contain important information about the proposed transaction and related matters. SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY WHEN IT BECOMES AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CAPITAL SOUTHWEST AND THE PROPOSED TRANSACTION. The proxy statement and other relevant materials (when they become available), and any other documents filed by Capital Southwest with the SEC, may be obtained free of charge at the SEC’s website, at www.sec.gov. In addition, security holders will be able to obtain, when available, free copies of the proxy statement at Capital Southwest’s website at www.capitalsouthwest.com by clicking on the “Investor Relations” link and then clicking on the “SEC Filings” link or by contacting Capital Southwest by mail at Capital Southwest Corporation, 5400 Lyndon B. Johnson Freeway, Suite 1300, Dallas, Texas  75240, Attn: Corporate Secretary, or by telephone at 972-233-8242.

Participants in the Solicitation
Capital Southwest and its directors and executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from Capital Southwest shareholders in connection with the proposed transaction and may have direct or indirect interests in the proposed transaction. Information about Capital Southwest’s directors and executive officers is set forth in Capital Southwest’s Proxy Statement on Schedule 14A for its 2014 Annual Meeting of Shareholders, which was filed with the SEC on June 17, 2014, and its Annual Report on Form 10-K for the fiscal year ended March 31, 2014, which was filed with the SEC on June 3, 2014. These documents are available free of charge at the SEC’s website at www.sec.gov, and from Capital Southwest by contacting Corporate Secretary by mail at Capital Southwest Corporation, 5400 Lyndon B. Johnson Freeway, Suite 1300, Dallas, Texas  75240, Attn: Corporate Secretary, by telephone at 972-233-8242, or by going to Capital Southwest’s Investor Relations page on its corporate website at www.capitalsouthwest.com. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed transaction will be included in the proxy statement that Capital Southwest will file with the SEC.